TIDAL ETF TRUST 485BPOS

Exhibit 99.(i)(xxxix)

January 24, 2023

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated May 21, 2021, regarding the sale of an unlimited number of shares of beneficial interest of the American Customer Satisfaction ETF, a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.